INDEX

Exhibit 1	Results of the Annual Shareholders Meeting of GPC Biotech AG, May 24, 2006 in Munich

Results of the Annual Shareholders Meeting of

GPC Biotech AG

May 24, 2006 in Munich

Presence: 13,976,982 shares or 42.19% of 33,127,233 shares outstanding

Voting Results:

Item	Yea	Nay	Approval
2. Discharge of Management Board members*	13,462,716	5,355	99.96%
3. Discharge of the Supervisory Board members*	13,864,241	6,085	99.96%
4. Appointment of the statutory auditors for the 2006 fiscal year	13,951,517	4,321	99.97%
5. Election of James Frates to the Supervisory Board	13,950,256	4,831	99.97%
6. Election of Michael Lytton to the Supervisory Board	13,899,728	5,543	99.96%
7. Election of Peter Preuss to the Supervisory Board	13,948,806	5,215	99.96%
8. Amendment of the Articles of Association regarding the cash compensation of members of the Supervisory Board	13,942,480	14,456	99.90%
9. Long-term performance-based compensation of the members of the Supervisory Board	13,696,862	208,824	98.50%
10. Issuance of convertible bonds and creation of conditional capital for the issuance of conversion rights	10,327,542	1,216,930	89.46%
11. Stock option program 2006	12,539,598	1,416,366	89.85%
12. Creation of a new Authorized Capital I/2006	12,713,052	1,191,476	91.43%
13. Creation of a new Authorized Capital II/2006	12,762,843	1,190,479	91.47%

*	less vote exclusion in accordance with §136 AktG